Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 16, 2021 (except for Note 17(E), as to which the date is June 14, 2021) in Amendment No. 1 to the Registration Statement (Form S-1) and the related Prospectus of Verve Therapeutics, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Boston, Massachusetts
June 14, 2021